Exhibit 99.1

For Immediate Release

Contact George Rapp

609.454.0718

grapp@thebankofprinceton.com

Princeton Bancorp Announces

First Quarter 2024 Results

Princeton, NJ, April 25, 2024 / PRNewswire /—Princeton Bancorp, Inc. (the “Company”) (NASDAQ—BPRN), the bank holding company for The Bank of Princeton (the “Bank”), today reported its unaudited financial condition and results of operations at and for the quarter ended March 31, 2024.

President/CEO Edward Dietzler commented on the quarter results, “The Company continued its strong financial performance despite the industry’s challenging interest rate environment. The Company continues to increase loan and deposit balances while maintaining robust liquidity and strong credit quality. The anticipated addition of Cornerstone Bank will add to the Company’s central and southern New Jersey footprint by strengthening our existing valuable franchise spanning from New York to Philadelphia.”

HIGHLIGHTS

•	Announced the acquisition of Cornerstone Financial Corporation with total assets of over $300 million

•	Net loans for the quarter increased by $22.9 million, representing a 5.9% annualized growth rate

•	Total deposits for the quarter increased $69.9 million, representing a 17.1% annualized growth rate

•	Non-performing assets decreased to $2.1 million from $6.7 million at year end 2023

The Company reported net income of $4.3 million, or $0.68 per diluted common share, for the first quarter of 2024, compared to net income of $5.3 million, or $0.82 per diluted common share, for the fourth quarter of 2023, and net income of $6.1 million, or $0.95 per diluted common share, for the first quarter of 2023. The decrease in net income for the first quarter of 2024 when compared to the fourth quarter of 2023 was due a decrease of $562 thousand in net interest income, and an increase of $887 thousand in non-interest expense. These impacts to net income were partially offset by a decrease in provision for credit losses of $376 thousand and an increase in non-interest income of $206 thousand. The decrease in net income for the first quarter of 2024 compared to the same period in 2023 was primarily due to a decrease in net interest income of $1.2 million and an increase in non-interest expenses of $2.1 million, partially offset by a decrease in income tax expense of $835 thousand and an increase in non-interest income of $611 thousand.

Balance Sheet Review

Total assets were $1.99 billion on March 31, 2024, an increase of $71.5 million, or 3.73% when compared to $1.92 billion at the end of 2023. The primary reason for the increase in total assets was attributable to increases in available for sale securities of $26.7 million, an increase in net loans of $22.9 million, and an increase in cash and cash equivalents of approximately $21.5 million. The increase in the Company’s net loans consisted of a $19.9 million increase in commercial real estate loans and a $10.8 million increase in construction loans, partially offset by decreases of $5.0 million in commercial and industrial loans, $1.5 million in residential mortgages and a decrease of $770 thousand in HELOC/consumer loans.

Total deposits on March 31, 2024 increased $69.9 million, or 4.27%, when compared to December 31, 2023. Certificates of deposit increased $77.1 million, money market deposits increased $24.7 million, and savings deposits increased $2.9 million. Partially offsetting these increases were decreases in interest-bearing demand deposits of $32.6 million and non-interest-bearing deposits of $2.2 million.

Total stockholders’ equity on March 31, 2024 increased $1.6 million or 0.66% when compared to December 31, 2023. The increase was primarily due to the $2.4 million increase in retained earnings, consisting of $4.3 million in net income partially offset by $1.9 million of cash dividends recorded during the period. Additionally, stockholders’ equity declined as a result of a stock buyback of 19,000 shares totaling $579 thousand. The ratio of equity to total assets at March 31, 2024 and at December 31, 2023 was 12.2% and 12.5%, respectively.

Asset Quality

At March 31, 2024, non-performing assets totaled $2.1 million, a decrease of $4.6 million when compared to the amount at December 31, 2023. The decrease was primarily related to a $4.5 million commercial real estate loan which was sold during the first quarter of 2024.

Review of Quarterly Financial Results

Net interest income was $15.4 million for the first quarter of 2024, compared to $16.0 million for the fourth quarter of 2023 and $16.7 million for the first quarter of 2023. The decrease from the previous quarter was the result of an increase in interest expense of $1.1 million, or 9.3%, partially offset by an increase in interest income of $512 thousand, or 1.9%. The net interest margin for the first quarter of 2024 was 3.42%, decreasing 13 basis points when compared to the fourth quarter of 2023. This decrease was primarily associated with an increase of 25 basis points in the cost of funds, associated with an increase in the outstanding balance of certificate of deposits and money markets accounts which typically pay a higher interest rate. When comparing the three-month periods ended March 31, 2024 and 2023, net interest income decreased $1.2 million, which was primarily due to an increase of 184 basis points in the cost of funds, partially offset by an increase of 54 basis points in the yield earned on interest-earning assets.

The Company recorded a provision for credit losses of $186 thousand during the first quarter of 2024, which consisted of $302 thousand increase recorded to the allowance of credit losses and a reduction to the allowance of $116 thousand in unfunded commitments, which is reported in other liabilities on the Company’s statement of condition. The provision recorded on the statement of income was $376 thousand lower when compared to the quarter ended December 31, 2023, and was $79 thousand lower than the provision for the same period in 2023. For the quarter ended March 31, 2024, the Company recorded charge-offs of $283 thousand and recoveries of $107 thousand. The coverage ratio of the allowance for credit losses to period end loans was 1.18% at March 31, 2024 and 1.19% at December 31, 2023.

Total non-interest income of $1.9 million for the first quarter of 2024 increased $206 thousand or 11.6% when compared to the fourth quarter of 2023 and increased $611 thousand or 44.5% when compared to the quarter ended March 31, 2023. The increase from the fourth quarter of 2023 was primarily due to a $158 thousand increase in equity method investment income. The increase over the comparable prior year quarter was primarily due to an increase in loan fees of $373 thousand. The increase in non-interest income when comparing the first quarters of 2024 and 2023 can also be attributed to the acquisition of Noah Bank, which closed in May 2023.

Total non-interest expense of $11.8 million for the first quarter of 2024 increased $887 thousand, or 8.1%, when compared to the fourth quarter of 2023, due primarily to increases in salaries and employee benefits of $486 thousand, occupancy and equipment expense of $180 thousand, $99 thousand in professional fees, $83 thousand in FDIC insurance expenses and $33 thousand in other operating expenses. Total non-interest expense for the first quarter of 2024 increased $2.1 million or 21.1% from the first quarter of 2023. The increase was due primarily to increases in salaries and employee benefits and occupancy and equipment expenses of $1.1 million and $688 thousand, respectively, over the prior-year period which were associated with the Noah Bank acquisition in 2023.

For the quarter ended March 31, 2024, the Company recorded an income tax expense of $1.1 million, resulting in an effective tax rate of 19.7%, compared to an income tax expense of $1.0 million resulting in an effective tax rate of 15.9% for the quarter ended December 31, 2023, and compared to an income tax expense of $1.9 million resulting in an effective tax rate of 23.8% for the quarter ended March 31, 2023. The effective tax rate in the fourth quarter of 2023 was lower than the current quarter’s rate because of the non-taxable $9.9 million bargain purchase gain from the Noah bank acquisition.

About Princeton Bancorp, Inc. and The Bank of Princeton

Princeton Bancorp, Inc. is the holding company for The Bank of Princeton, a community bank founded in 2007. The Bank is a New Jersey state-chartered commercial bank with 22 branches in New Jersey, including three in Princeton and others in Bordentown, Browns Mills, Chesterfield, Cream Ridge, Deptford, Fort Lee, Hamilton, Kingston, Lakewood, Lambertville, Lawrenceville, Monroe, New Brunswick, Palisades Park, Pennington, Piscataway, Princeton Junction, Quakerbridge, and Sicklerville. There are also five branches in the Philadelphia, Pennsylvania area and two in the New York City metropolitan area. The Bank of Princeton is a member of the Federal Deposit Insurance Corporation. On January 18, 2024, the Company announced that it has entered into a definitive agreement and plan of merger with Cornerstone Financial Corporation (“Cornerstone”), the parent company of Cornerstone Bank, headquartered in Mount Laurel, New Jersey, pursuant to which the Company will acquire Cornerstone in a transaction that is expected to close in the second or third quarter of 2024 (the “Transaction”).

Forward-Looking Statements

The Company may from time to time make written or oral “forward-looking statements,” including statements contained in the Company’s filings with the Securities and Exchange Commission, in its reports to stockholders and in other communications by the Company (including this press release), which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended.

These forward-looking statements involve risks and uncertainties, such as statements of the Company’s plans, objectives, expectations, estimates and intentions that are subject to change based on various important factors (some of which are beyond the Company’s control). The most significant factors that could cause future results to differ materially from those anticipated by our forward-looking statements include the ongoing impact of higher inflation levels, higher interest rates and general economic and recessionary concerns, all of which could impact economic growth and could cause a reduction in financial transactions and business activities, including decreased deposits and reduced loan originations, our ability to manage liquidity in a rapidly changing and unpredictable market, supply chain disruptions, labor shortages and additional interest rate increases by the Federal Reserve.

Other factors that could cause actual results to differ materially from those indicated by forward-looking statements include, but are not limited to, the following factors: the integration of the businesses of the Company and Cornerstone following the completion of the Transaction may be more difficult, time-consuming or costly than expected; the ability to obtain required regulatory and shareholder approvals, and the ability to complete the Transaction on the expected timeframe may be more difficult, time-consuming or costly than expected; the global impact of the military conflicts in the Ukraine and the Middle East; the impact of any future pandemics or other natural disasters; civil unrest, rioting, acts or threats of terrorism, or actions taken by the local, state and Federal governments in response to such events, which could impact business and economic conditions in our market area; the strength of the United States economy in general and the strength of the local economies in which the Company and Bank conduct operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; market and monetary fluctuations; market volatility; the value of the Bank’s products and services as perceived by actual and prospective customers, including the features, pricing and quality compared to competitors’ products and services; the willingness of customers to substitute competitors’ products and services for the Bank’s products and services; credit risk associated with the Bank’s lending activities; risks relating to the real estate market and the Bank’s real estate collateral; the impact of changes in applicable laws and regulations and requirements arising out of our supervision by banking regulators; other regulatory requirements applicable to the Company and the Bank; and the timing and nature of the regulatory response to any applications filed by the Company and the Bank; technological changes; other acquisitions; changes in consumer spending and saving habits; those risks under the heading “Risk Factors” set forth in the Bank’s Annual Report on Form 10-K for the year ended December 31, 2023, and the success of the Company at managing the risks involved in the foregoing.

The Company cautions that the foregoing list of important factors is not exclusive. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company, except as required by applicable law or regulation.

Princeton Bancorp, Inc.

Consolidated Statements of Financial Condition

(Unaudited)

(Dollars in thousands, except per share data)

				March 31, 2024 vs		March 31, 2024 vs
	March 31,	December 31,	March 31,	December 31, 2023		March 31, 2023
	2024	2023	2023	$ Change	% Change	$ Change	% Change
ASSETS
Cash and cash equivalents	$172,067	$150,557	$18,024	$21,510	14.29%	$154,043	854.65%
Securities available-for-sale taxable	77,418	50,544	39,935	26,874	53.17	37,483	93.86
Securities available-for-sale tax-exempt	40,680	40,808	42,284	(128)	(0.31)	(1,604)	(3.79)
Securities held-to-maturity	167	193	199	(26)	(13.47)	(32)	(16.08)
Loans receivable, net of deferred loan fees	1,571,231	1,548,335	1,388,575	22,896	1.48	182,656	13.15
Allowance for credit losses	(18,618)	(18,492)	(16,507)	(126)	0.68	(2,111)	12.79
Goodwill	8,853	8,853	8,853	—	—	—	—
Core deposit intangible	1,301	1,422	1,690	(121)	(8.51)	(389)	(23.02)
Equity method investments	9,051	8,296	2,293	755	9.10	6,758	294.72
Other assets	125,851	125,981	99,974	(130)	(0.10)	25,877	25.88

TOTAL ASSETS	$1,988,001	$1,916,497	$1,585,320	$71,504	3.73%	$402,681	25.40%

LIABILITIES
Non-interest checking	$247,056	$249,282	$218,709	$(2,226)	(0.89)%	$28,347	12.96%
Interest checking	215,364	247,939	244,889	(32,575)	(13.14)	(29,525)	(12.06)
Savings	149,386	146,484	173,502	2,902	1.98	(24,116)	(13.90)
Money market	378,652	354,005	263,874	24,647	6.96	114,778	43.50
Time deposits over $250,000	179,479	150,113	88,378	29,366	19.56	91,101	103.08
Other time deposits	535,683	487,918	302,748	47,765	9.79	232,935	76.94

Total deposits	1,705,620	1,635,741	1,292,100	69,879	4.27	413,520	32.00
Borrowings	—	—	44,500	—	—	(44,500)	(100.00)
Other liabilities	40,573	40,545	23,447	28	0.07	17,126	73.04

TOTAL LIABILITIES	1,746,193	1,676,286	1,360,047	69,907	4.17	386,146	28.39

STOCKHOLDERS’ EQUITY
Paid-in capital	98,312	98,291	96,880	21	0.02	1,432	1.48
Treasury stock [1]	(579)	—	—	(579)	100.00	(579)	100.00
Retained earnings	151,860	149,414	135,425	2,446	1.64	16,435	12.14
Accumulated other comprehensive income (loss)	(7,785)	(7,494)	(7,032)	(291)	3.88	(753)	10.71

TOTAL STOCKHOLDERS’ EQUITY	241,808	240,211	225,273	1,597	0.66	16,535	7.34

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,988,001	$1,916,497	$1,585,320	$71,504	3.73%	$402,681	25.40%

Book value per common share	$38.26	$38.04	$35.98	$0.22	0.58%	$2.28	6.34%
Tangible book value per common share [2]	$36.65	$36.41	$34.29	$0.24	0.66%	$2.36	6.88%

[1]	Treasury stock repurchases commenced March 8, 2024, associated with the stock repurchase program announced August 10, 2023.
[2]	Tangible book value per common share is a non-GAAP measure that represents book value per common share which excludes goodwill and core deposit intangible.

Princeton Bancorp, Inc.

Loan and Deposit Tables

(Unaudited)

The components of loans receivable, net at March 31, 2024 and December 31, 2023 were as follows:

	March 31, 2024	December 31, 2023
	(In thousands)
Commercial real estate	$1,162,741	$1,142,864
Commercial and industrial	45,930	50,961
Construction	321,009	310,187
Residential first-lien mortgages	36,565	38,040
Home equity / consumer	7,311	8,081

Total loans	1,573,556	1,550,133
Deferred fees and costs	(2,325)	(1,798)
Allowance for credit losses	(18,618)	(18,492)

Loans, net	$1,552,613	$1,529,843

The components of deposits at March 31, 2024 and December 31, 2023 were as follows:

	March 31, 2024	December 31, 2023
	(In thousands)
Demand, non-interest-bearing	$247,056	$249,282
Demand, interest-bearing	215,364	247,939
Savings	149,386	146,484
Money market	378,652	354,005
Time deposits	715,162	638,031

Total deposits	$1,705,620	$1,635,741

Princeton Bancorp, Inc.

Consolidated Statements of Income

(Unaudited)

(Amounts in thousands except per share data)

	Three Months Ended March 31,
	2024	2023	$ Change	% Change
Interest and dividend income
Loans and fees	$24,940	$19,894	$5,046	25.4%
Available-for-sale debt securities:
Taxable	564	278	286	102.9%
Tax-exempt	286	284	2	0.7%
Held-to-maturity debt securities	2	3	(1)	-33.3%
Other interest and dividend income	2,274	153	2,121	1386.3%

Total interest and dividends	28,066	20,612	7,454	36.2%

Interest expense
Deposits	12,618	3,865	8,753	226.5%
Borrowing	—	86	(86)	-100.0%

Total interest expense	12,618	3,951	8,667	219.4%

Net interest income	15,448	16,661	(1,213)	-7.3%
Provision for credit losses	186	265	(79)	-29.8%

Net interest income after provision for credit losses	15,262	16,396	(1,134)	-6.9%

Non-interest income
Income from bank-owned life insurance	381	290	91	31.4%
Fees and service charges	432	448	(16)	-3.6%
Loan fees, including prepayment penalties	724	351	373	106.3%
Other	448	285	163	57.2%

Total non-interest income	1,985	1,374	611	44.5%

Non-interest expense
Salaries and employee benefits	6,520	5,399	1,121	20.8%
Occupancy and equipment	2,029	1,341	688	51.3%
Professional fees	524	465	59	12.7%
Data processing and communications	1,160	1,300	(140)	-10.8%
Federal deposit insurance	273	190	83	43.7%
Advertising and promotion	142	110	32	29.1%
Office expense	119	97	22	22.7%
Core deposit intangible	120	135	(15)	-11.1%
Other	949	735	214	29.1%

Total non-interest expense	11,836	9,772	2,064	21.1%

Income before income tax expense	5,411	7,998	(2,587)	-32.3%
Income tax expense	1,066	1,901	(835)	-43.9%

Net income	$4,345	$6,097	(1,752)	-28.7%

Net income per common share - basic	$0.69	$0.97	$(0.28)	-28.9%
Net income per common share - diluted	$0.68	$0.95	$(0.27)	-28.4%
Weighted average shares outstanding - basic	6,328	6,257	71	1.1%
Weighted average shares outstanding - diluted	6,418	6,386	32	0.5%

Princeton Bancorp, Inc.

Consolidated Statements of Income (Current Quarter vs Prior Quarter)

(Unaudited)

(Amounts in thousands, except per share data)

	Three Months Ended
	March 31, 2024	December 31, 2023	$ Change	% Change
Interest and dividend income
Loans and fees	$24,940	$24,364	$576	2.4%
Available-for-sale debt securities:
Taxable	564	412	152	36.9%
Tax-exempt	286	285	1	0.4%
Held-to-maturity debt securities	2	2	0	0.0%
Other interest and dividend income	2,274	2,491	(217)	-8.7%

Total interest and dividends	28,066	27,554	512	1.9%

Interest expense
Deposits	12,618	11,544	1,074	9.3%
Borrowings	—	—	—	N/A

Total interest expense	12,618	11,544	1,074	9.3%

Net interest income	15,448	16,010	(562)	-3.5%
Provision for credit losses	186	562	(376)	-66.9%

Net interest income after provision for credit losses	15,262	15,448	(186)	-1.2%

Non-interest income
Gain on call/sale of securities available-for-sale	—	45	(45)	-100.0%
Income from bank-owned life insurance	381	377	4	1.1%
Fees and service charges	432	462	(30)	-6.5%
Loan fees, including prepayment penalties	724	656	68	10.4%
Other	448	239	209	87.4%

Total non-interest income	1,985	1,779	206	11.6%

Non-interest expense
Salaries and employee benefits	6,520	6,034	486	8.1%
Occupancy and equipment	2,029	1,849	180	9.7%
Professional fees	524	425	99	23.3%
Data processing and communications	1,160	1,166	(6)	-0.5%
Federal deposit insurance	273	190	83	43.7%
Advertising and promotion	142	129	13	10.1%
Office expense	119	116	3	2.6%
Core deposit intangible	120	124	(4)	-3.2%
Other	949	916	33	3.6%

Total non-interest expense	11,836	10,949	887	8.1%

Income before income tax expense	5,411	6,278	(867)	-13.8%
Income tax expense	1,066	996	70	7.0%

Net income	$4,345	$5,282	$(937)	-17.7%

Net income per common share - basic	$0.69	$0.84	$(0.15)	-17.9%
Net income per common share - diluted	$0.68	$0.82	$(0.14)	-17.1%
Weighted average shares outstanding - basic	6,328	6,300	28	0.4%
Weighted average shares outstanding - diluted	6,418	6,414	4	0.1%

Princeton Bancorp, Inc.

Consolidated Average Statement of Financial Condition

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended March 31,
	2024		2023		Change in	Change in
	Average	Yield/	Average	Yield/	Average	Yield/
	Balance	Rate	Balance	Rate	Balance	Rate
Earning assets
Loans	$1,551,206	6.47%	$1,375,849	5.86%	$175,357	0.60%
Securities
Taxable available-for-sale	58,742	3.84%	42,235	2.66%	16,507	1.18%
Tax-exempt available-for-sale	40,758	2.81%	41,634	2.77%	(876)	0.03%
Held-to-maturity	183	5.10%	200	5.36%	(17)	-0.25%

Securities	99,683	3.42%	84,069	2.72%	15,614	0.70%
Other interest earning assets
Federal funds sold	148,069	5.45%	8,454	4.56%	139,615	0.90%
Other interest-earning assets	18,954	5.65%	5,001	4.77%	13,953	0.87%

Other interest-earning assets	167,023	5.48%	13,455	4.64%	153,568	0.84%

Total interest-earning assets	1,817,912	6.21%	1,473,373	5.67%	344,539	0.54%
Total non-earning assets	140,659		109,354

Total assets	$1,958,571		$1,582,727

Interest-bearing liabilities
Checking	$242,030	1.98%	$264,507	0.84%	$(22,477)	1.14%
Savings	147,672	2.51%	182,763	0.92%	(35,091)	1.58%
Money market	364,150	3.93%	268,814	1.75%	95,336	2.18%
Certificates of deposit	678,306	4.12%	364,470	1.94%	313,836	2.18%

Total interest-bearing deposits	1,432,158	3.54%	1,080,554	1.45%	351,604	2.09%
Non-interest bearing deposits	244,089		242,814		1,275

Total deposits	1,676,247	3.03%	1,323,368	1.18%	352,879	1.84%
Borrowings	—	N/A	6,993	4.99%	(6,993)	N/A

Total interest-bearing liabilities (excluding non interest deposits)	1,432,158	3.54%	1,087,547	1.47%	344,611	2.07%
Non-interest-bearing deposits	244,089		242,814

Total cost of funds	1,676,247	3.03%	1,330,361	1.18%	345,886	1.84%
Accrued expenses and other liabilities	42,094		28,587
Stockholders’ equity	240,230		223,779

Total liabilities and stockholders’ equity	$1,958,571		$1,582,727

Net interest spread		2.67%		4.20%
Net interest margin		3.42%		4.59%
Net interest margin (FTE)[1]		3.47%		4.66%

[1]	Includes federal and state tax effect of tax-exempt securities and loans.

Princeton Bancorp, Inc.

Consolidated Average Statement of Financial Condition

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended
	March 31, 2024		December 31, 2023		Change in	Change in
	Average	Yield/	Average	Yield/	Average	Yield/
	Balance	Rate	Balance	Rate	Balance	Rate
Earning assets
Loans	$1,551,206	6.47%	$1,522,906	6.35%	$28,300	0.12%
Securities
Taxable available-for-sale	58,742	3.84%	47,566	3.46%	11,176	0.37%
Tax-exempt available-for-sale	40,758	2.81%	38,157	2.99%	2,601	-0.18%
Held-to-maturity	183	5.10%	194	5.28%	(11)	-0.18%

Securities	99,683	3.42%	85,917	3.26%	13,766	0.16%
Other interest earning assets
Federal funds sold	148,069	5.45%	161,903	5.44%	(13,834)	0.01%
Other interest-earning assets	18,954	5.65%	18,898	5.71%	56	-0.07%

Other interest-earning assets	167,023	5.48%	180,801	5.47%	(13,778)	0.01%

Total interest-earning assets	1,817,912	6.21%	1,789,624	6.11%	28,288	0.10%
Total non-earning assets	140,659		138,225

Total assets	$1,958,571		$1,927,849

Interest-bearing liabilities
Checking	$242,030	1.98%	$250,941	1.96%	$(8,911)	0.03%
Savings	147,672	2.51%	146,294	2.32%	1,378	0.19%
Money market	364,150	3.93%	353,372	3.72%	10,778	0.21%
Certificates of deposit	678,306	4.12%	639,547	3.81%	38,759	0.31%

Total interest-bearing deposits	1,432,158	3.54%	1,390,154	3.29%	42,004	0.25%
Non-interest bearing deposits	244,089		258,663		(14,574)

Total deposits	1,676,247	3.03%	1,648,817	2.78%	27,430	0.25%
Borrowings	—	N/A	—	N/A	0	N/A

Total interest-bearing liabilities (excluding non interest deposits)	1,432,158	3.54%	1,390,154	3.29%	42,004	0.25%
Non-interest-bearing deposits	244,089		258,663

Total cost of funds	1,676,247	3.03%	1,648,817	2.78%	27,430	0.25%
Accrued expenses and other liabilities	42,094		44,404
Stockholders’ equity	240,230		234,628

Total liabilities and stockholders’ equity	$1,958,571		$1,927,849

Net interest spread		2.67%		2.81%
Net interest margin		3.42%		3.55%
Net interest margin (FTE)[1]		3.47%		3.60%

[1]	Includes federal and state tax effect of tax-exempt securities and loans.

Princeton Bancorp, Inc.

Quarterly Financial Highlights

(Unaudited)

	2024	2023	2023	2023	2023
	March	December	September	June	March
Return on average assets	0.89%	1.09%	1.60%	1.60%	1.56%
Return on average equity	7.27%	8.93%	13.20%	11.98%	11.05%
Return on average tangible equity[1]	7.60%	9.34%	13.83%	12.57%	11.60%
Net interest margin	3.42%	3.55%	3.76%	3.95%	4.59%
Net interest margin (FTE)[2]	3.47%	3.60%	3.81%	3.99%	4.66%
Efficiency ratio - non-GAAP[3]	67.21%	61.01%	59.89%	60.82%	53.43%
COMMON STOCK DATA
Market value at period end	$30.78	$35.90	$28.99	$27.32	$31.72
Market range:
High	$36.25	$37.60	$31.69	$33.00	$37.18
Low	$29.72	$28.21	$27.37	$24.09	$31.18
Book value per common share at period end	$38.26	$38.04	$36.86	$36.45	$35.98
Tangible book value per common share at period end[4]	$36.65	$36.41	$35.21	$34.78	$34.29
Shares of common stock outstanding (in thousands)	6,320	6,314	6,299	6,279	6,262
CAPITAL RATIOS
Total capital (to risk-weighted assets)	14.31%	14.68%	14.96%	14.57%	15.43%
Tier 1 capital (to risk-weighted assets)	13.26%	13.61%	13.89%	13.50%	14.36%
Tier 1 capital (to average assets)	11.99%	12.29%	12.38%	13.43%	14.00%
Period-end equity to assets	12.16%	12.53%	12.14%	12.42%	14.21%
Period-end tangible equity to tangible assets[5]	11.71%	12.06%	11.66%	11.92%	13.64%
CREDIT QUALITY DATA (Dollars in thousands)
Net charge-offs (recoveries)	$176	$(10)	$(23)	$1,842	$(3)
Annualized net charge-offs (recoveries) to average loans	0.045%	-0.003%	-0.006%	0.514%	-0.001%
Nonperforming loans	$2,115	$6,708	$6,755	$9,753	$6,456
Other real estate owned	—	—	—	33	—

Total nonperforming assets	$2,115	$6,708	$6,755	$9,786	$6,456

Allowance for credit losses as a percent of:
Period-end loans, net of deferred fees and costs	1.18%	1.19%	1.20%	1.20%	1.19%
Nonperforming loans	880.28%	275.67%	266.35%	184.25%	255.68%
Nonperforming assets	880.28%	275.67%	266.35%	183.63%	255.68%
Nonaccrual loans as a percent of total loans, net of deferred fees and costs	0.13%	0.43%	0.45%	0.65%	0.46%

[1]	Return on average tangible equity is a non-GAAP measure that represents the rate of return on tangible common equity.
[2]	Includes the effect of tax-exempt securities and loans.
[3]

The efficiency ratio is a non-GAAP measure that represents the ratio of non-interest expense (excluding amortization of core deposit intangible and merger-) related expenses) divided by net interest income and non-interest income (excluding bargain purchase gain).

[4]	Tangible book value per common share is a non-GAAP measure that represents book value per common share which excludes goodwill and core deposit intangible.
[5]	Tangible equity to tangible assets is a non-GAAP measure that represents equity to assets which exludes goodwill and core deposit intagible.